UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Solicitation Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

WASTE ENERGY CORP.

(Name of Registrant as Specified in Its Charter)

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Payment of Filing Fee: ☒ No fee required.

NOTICE OF SOLICITATION OF WRITTEN CONSENT

WASTE ENERGY CORP.

3250 Oakland Hills Court

Fairfield, California 94534

To Our Stockholders:

The Board of Directors of Waste Energy Corp. (the “Company,” “we,” “us” or “our”) has approved, and is soliciting your written consent to approve, an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares (the “Authorized Share Amendment”). This solicitation is being conducted by written consent in lieu of a special meeting of stockholders, as permitted under Nevada law and the Company’s governing documents.

The record date for determining stockholders entitled to execute and deliver written consents is 5:00 p.m. Eastern Time on Friday, September 18, 2026 (the “Record Date”). As of the Record Date, 329,375,344 shares of the Company’s common stock were issued and outstanding and entitled to act by written consent. Common stock is the Company’s only outstanding class entitled to vote on the proposal, and each share is entitled to one vote.

This definitive Consent Solicitation Statement and the accompanying definitive Consent Card are expected to be first sent or given to stockholders on or about September 21, 2026.

Your consent is important regardless of the number of shares you own. We urge you to read this definitive Consent Solicitation Statement carefully and return the enclosed Consent Card promptly.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT FOR THE AUTHORIZED SHARE AMENDMENT.

By Order of the Board of Directors

Scott Gallagher

Chairman, President and Chief Executive Officer

September 18, 2026

QUESTIONS AND ANSWERS ABOUT THE CONSENT SOLICITATION

Why am I receiving these materials? The Board of Directors is soliciting your written consent to approve the Authorized Share Amendment without a stockholders’ meeting, as permitted under Section 78.320(2) of the Nevada Revised Statutes (“NRS”) and Section 2.11 of the Company’s Bylaws. NRS 78.320(2) permits action without a meeting through written consent signed by stockholders holding at least a majority of the voting power unless a different proportion applies. The Authorized Share Amendment is also subject to NRS 78.390, which governs amendments to the articles of incorporation.

What am I being asked to consent to? A single matter: the amendment of the Company’s Articles of Incorporation to increase authorized common stock from 400,000,000 to 1,600,000,000 shares. No other matter is being submitted through this solicitation. The Board’s commitment concerning reverse stock splits described below is not a separate proposal and does not require a separate stockholder vote.

Who is entitled to consent? Stockholders of record as of 5:00 p.m. Eastern Time on Friday, September 18, 2026. As of the Record Date, 329,375,344 shares of common stock were issued and outstanding and entitled to act by written consent. Common stock is the Company’s only outstanding voting class, and each share is entitled to one vote.

What vote is required to approve the Authorized Share Amendment? Approval by written consent requires valid written consents from holders of at least a majority of the voting power entitled to act as of the Record Date. Based on 329,375,344 shares outstanding and entitled to consent on the Record Date, the Company must receive valid affirmative consents representing at least 164,687,673 shares.

When can I submit my consent? You may submit your consent after 5:00 p.m. Eastern Time on September 18, 2026, and after receiving this definitive Consent Solicitation Statement and the accompanying definitive Consent Card. No consent delivered before the Record Date or before the definitive materials were furnished will be solicited or counted by the Company.

How do I consent? If you are a stockholder of record as of the Record Date, you may request an electronic copy of the definitive Consent Card by emailing ir@wec.eco. Complete, sign and date the definitive Consent Card and return the completed Consent Card electronically to ir@wec.eco in accordance with the instructions provided on the card. The Company is conducting this solicitation electronically and has not retained a proxy solicitation or consent tabulation agent. The Company will determine the validity and voting power represented by returned consents using its stock ledger and transfer-agent records as of the Record Date. If your shares are held through a broker, bank or other nominee in “street name,” you are not the holder of record and should follow the instructions provided by the record holder or obtain a valid legal proxy or other authority before submitting the Company’s record-holder Consent Card electronically.

What happens if I sign and return the Consent Card without marking a box? If you sign, date and return the Consent Card without marking FOR, AGAINST or ABSTAIN, the card will be treated as a consent FOR the Authorized Share Amendment, as stated in bold on the Consent Card.

Can I revoke my consent after I deliver it? Yes. You may revoke a previously delivered consent at any time before the Company receives consents sufficient to approve the Authorized Share Amendment by delivering a later-dated, signed written revocation to the Company at the address above.

What happens once sufficient consents are received? Once the Company receives valid written consents representing the required voting power, the Authorized Share Amendment will be deemed approved by stockholder action without a meeting. No stockholder meeting or additional stockholder vote on the Authorized Share Amendment will be required. The Company then intends to file the applicable certificate of amendment with the Nevada Secretary of State, and the increase in authorized common stock will become effective upon the effectiveness of that filing.

Who pays for this solicitation? The Company will bear the cost of preparing and conducting the solicitation. The Company expects to solicit consents directly from stockholders of record through its directors, officers and employees by mail, telephone, e-mail or personal contact, without additional compensation for those activities. The Company has not retained a proxy solicitation or consent tabulation agent for this solicitation.

THE PROPOSAL: APPROVAL OF AMENDMENT TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors is asking stockholders to consent to an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares. The par value of the Company’s common stock would remain $0.001 per share.

Reasons for the Amendment. The Board believes the current authorization does not provide sufficient flexibility for the Company’s existing and anticipated financing and conversion obligations, working-capital needs, compensation obligations, and planned operating growth.

Management presently estimates that approximately $500,000 of additional capital may be required in the near term to service existing debt and complete commissioning and related development of the Company’s initial waste-conversion system.

Additional authorized shares may be used, subject to Board approval and applicable law, for working capital, debt service or restructuring, satisfaction of contractual and conversion obligations, completion and expansion of waste-conversion operations, compensation, future financings, acquisitions or strategic transactions, and other lawful corporate purposes.

Effect on Stockholders. Approval would authorize additional shares but would not itself issue any shares or change the number of shares currently outstanding. Future issuances could dilute the voting power, ownership percentage and economic interests of existing stockholders. Except where stockholder approval is required by law or the Company’s governing documents, the Board generally may issue authorized shares without further stockholder approval.

The availability of additional authorized shares could also have an anti-takeover or control effect if shares were issued in a manner that diluted the voting power of a person seeking control of the Company. The Board is not proposing the increase for that purpose.

No Reverse Stock Split Before January 1, 2028. If the Authorized Share Amendment is approved and becomes effective, the Board intends to adopt a formal resolution providing that through December 31, 2027 the Company will not propose, recommend, seek stockholder approval for, approve, file or implement a reverse stock split. Accordingly, under those conditions, the Company will not pursue a reverse stock split before January 1, 2028.

Effectiveness. If the Company receives the required stockholder consent, the Company intends to file the applicable certificate of amendment with the Nevada Secretary of State. The increase will become effective upon the effectiveness of that filing.

Dissenters’ or Appraisal Rights. The Company does not believe that stockholders are entitled to statutory appraisal or dissenters’ rights solely as a result of the proposed increase in authorized common stock. NRS Chapter 92A provides dissenters’ rights for specified transactions and other circumstances not presented by this proposal, subject to any rights separately provided by the Company’s governing documents.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT TO THE AUTHORIZED SHARE AMENDMENT.

INTEREST OF CERTAIN PERSONS IN THE PROPOSAL

Directors and executive officers do not currently have interests in the Authorized Share Amendment that differ materially from those of stockholders generally with respect to the previously disclosed management-related share issuances. All such shares have now been issued and are included in the Company’s outstanding common stock. Accordingly, approval of the Authorized Share Amendment is not required to complete those issuances. The proposed increase is intended to provide the Company with additional flexibility for future financings, working capital, debt service, acquisitions, strategic transactions, compensation and other lawful corporate purposes. Approval of the Authorized Share Amendment does not itself approve or issue any shares. The Board has separately approved the management-related transactions described below.

221 Cap, LLC and Scott Gallagher. In August 2026, the disinterested directors approved a three-year Executive Consulting and Management Services Agreement with 221 Cap, LLC, an entity controlled by Scott Gallagher. The agreement provides for an annual consulting fee of $240,000, performance-based bonuses, a one-time restricted stock award of 15,000,000 shares, and an election to receive up to $40,000 per year of the annual fee in shares at the applicable market price. The 15,000,000-share award vests 5,000,000 shares on September 1, 2026, 5,000,000 shares on September 1, 2027 and 5,000,000 shares on September 1, 2028. Mr. Gallagher disclosed his interest and abstained from the Board’s approval of the agreement and stock award. As of the Record Date, 15,000,000 shares were held of record by 221 Cap, LLC, which is controlled by Mr. Gallagher.

Gallagher Obligation Conversion. Separately, the disinterested directors approved the conversion and satisfaction of $37,500 of amounts owed to Mr. Gallagher at an agreed conversion price of $0.005 per share, resulting in 7,500,000 shares of common stock. The shares have been issued to Mr. Gallagher. Mr. Gallagher disclosed his interest and abstained. As of the Record Date, Mr. Gallagher beneficially owned or controlled an aggregate of 24,280,714 shares of common stock, including the 15,000,000 shares held by 221 Cap, LLC.

EnergyFX. The Board approved a $15,000 first full-year performance and service bonus to EnergyFX, payable in lieu of cash through the issuance of 2,500,000 shares of common stock. W. Scott McBride disclosed his affiliation and financial interest in EnergyFX and abstained from approval of the transaction. As of the Record Date, 2,500,000 shares were held by EnergyFX, a company controlled by Mr. McBride.

W. Scott McBride Obligation Conversion. The disinterested directors approved conversion of $30,000 of accrued or unpaid compensation owed to Mr. McBride at $0.005 per share, resulting in 6,000,000 shares of common stock. Mr. McBride disclosed his financial interest and abstained from approval of the transaction. This corrects the preliminary Consent Solicitation Statement, which inadvertently stated $27,500 and 5,500,000 shares. As of the Record Date, Mr. McBride beneficially owned or controlled 8,820,000 shares, consisting of 6,000,000 shares held directly, 2,500,000 shares held by EnergyFX, which he controls, and 320,000 shares held in the name of his wife, Michelle McBride.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth beneficial ownership information as of the Record Date. Beneficial ownership is determined in accordance with SEC rules and generally includes shares over which a person has voting or investment power and certain shares the person has a right to acquire within 60 days. As of the Record Date, 329,375,344 shares of common stock were issued and outstanding and entitled to act by written consent. Common stock is the Company’s only outstanding voting class.

Name and Position	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Scott Gallagher Chairman, President, Chief Executive Officer and Interim Chief Financial Officer	Common Stock	24,280,714	(1)	7.37%
Edmund C. Moy Director	Common Stock	1,000	(3)	<0.01%
W. Scott McBride Director; Interim Treasurer and Secretary; President of Waste-to-Energy Operations	Common Stock	8,820,000	(2)	2.68%
All current directors and executive officers as a group (3 persons)	Common Stock	33,101,714		10.05%
Chiara Elek Rivetti 5% Beneficial Owner	Common Stock	27,777,778		8.43%

(1) Mr. Gallagher’s beneficial ownership includes 15,000,000 shares held by 221 Cap, LLC, an entity controlled by Mr. Gallagher.

(2) Mr. McBride’s beneficial ownership includes 6,000,000 shares held directly, 2,500,000 shares held by EnergyFX, an entity controlled by Mr. McBride, and 320,000 shares held in the name of his wife, Michelle McBride.

(3) Mr. Moy beneficially owns 1,000 shares of the Company’s common stock.

5% Beneficial Owners. Based on the Company’s records currently available, Chiara Elek Rivetti beneficially owns 27,777,778 shares of common stock, representing approximately 8.43% of the outstanding common stock as of the Record Date. Other than Mr. Gallagher and Ms. Rivetti, the Company is not aware of any person who beneficially owns more than 5% of the Company’s common stock.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

The Company has not yet established the date of its next annual meeting. Because the Company did not hold a regularly scheduled annual meeting in the immediately preceding year, a stockholder proposal intended for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 must be received at the Company’s principal executive offices a reasonable time before the Company begins to print and send its proxy materials for that meeting. The Company will announce or disclose applicable deadlines for proposals submitted outside Rule 14a-8, director nominations, and notices under Rule 14a-19 when the date of the next annual meeting is established. Stockholder submissions should be sent to Waste Energy Corp., 3250 Oakland Hills Court, Fairfield, California 94534, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual and quarterly reports, current reports, proxy materials and other information with the Securities and Exchange Commission. These filings are available through the SEC’s EDGAR database at www.sec.gov. The Company’s SEC file number is 000-55049.

WASTE ENERGY CORP.

WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A SPECIAL MEETING

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WASTE ENERGY CORP.

The undersigned, being a holder of record of common stock of Waste Energy Corp. (the “Company”) as of 5:00 p.m. Eastern Time on Friday, September 18, 2026 (the “Record Date”), hereby takes the action indicated below by written consent without a meeting, upon the terms described in the Company’s definitive Consent Solicitation Statement. This Consent Card will be counted only for shares for which the signer was the holder of record on the Record Date, or for which the signer has valid authority to act on behalf of the holder of record.

PROPOSAL 1 - AUTHORIZED SHARE AMENDMENT

To approve an amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of common stock from 400,000,000 shares to 1,600,000,000 shares, with the par value remaining $0.001 per share, as described in the definitive Consent Solicitation Statement.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A CONSENT “FOR” PROPOSAL 1.

IF THIS CONSENT IS SIGNED, DATED AND RETURNED WITHOUT A BOX MARKED, IT WILL BE TREATED AS A CONSENT FOR PROPOSAL 1.

Name of Record Holder (print)	Number of Shares Held of Record

Signature of Record Holder	Date

Name of Joint Record Holder, if any (print)	Signature of Joint Record Holder, if any

Name of Entity/Fiduciary, if applicable	Title/Capacity of Authorized Signatory

Signature of Authorized Signatory	Date

Telephone or E-mail (optional, for verification only): ________________________________ Account/Certificate No. (optional): ________________________________

Please sign exactly as your name appears on the Company’s stock records. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or other representative, give your full title or capacity. Unless a lesser number is expressly indicated and accepted by the Company, a valid consent will apply to all shares registered in the undersigned’s name as of the Record Date.

RETURN OF DEFINITIVE CARD: Stockholders may request an electronic copy of this definitive Consent Card by emailing ir@wec.eco or by printing out the card signing it and emailing the copy to ir@wec,eco. This card is intended for holders of record as of the Record Date stated above.

REVOCATION: A previously delivered consent may be revoked by delivering a later-dated signed written revocation to the Company before the Company receives consents sufficient to approve the proposal.